UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2011

PALMDALE EXECUTIVE HOMES, CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52848	26-1125521
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6767 W. Tropicana Ave., Suite 207 Las Vegas, NV	89103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 270-4158

                                      N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2011, Suzette Majors resigned as a director and President of registrant.  The resignation was not the result of any disagreements with the registrant on any matter relating to registrant’s operation, policies or practices.

On May 18, 2011, Tricia A. Nickson, the sole remaining director of the registrant appointed Santiago Medina to the Board of Directors.  Mr. Medina received his Master in Science, Geology from the Instituto Tecnológico y de Estudios Superiores de Monterrey in Monterrey, Mexico in 2002.  From 2002 to 2003, Santiago Medina was an assistant geologist at Comisión de Fomento Minero (COFOMI).  From 2003 to present, Santiago Medina worked as a mining consultant and exploration manager for Mexican mining companies including advanced exploration projects.  On May 18, 2011, the board of directors selected Santiago Medina as the President of the registrant to replace Tricia A. Nickson.

To be effective as at May 31, 2011, Tricia A. Nickson has resigned as a director of registrant.  The resignation was not the result of any disagreements with the registrant on any matter relating to registrant’s operation, policies or practices.

The following table sets forth the ownership for each class of equity securities of registrant owned beneficially and of record by the two directors (and officers):

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Ownership (*)	Percent of Class

Common	Santiago Medina Calle 16 No.28-40 Variente, Las Palmas Medellin, Columbia C007-06	2,360,000	69%

Common	Tricia A. Nickson 1346 South 219th Drive Buckeye, Arizona 85326	0	0

Common	All Officers and Directors as a Group (Two [2] individuals)	2,360,000	69%

(*)  Record and Beneficial Ownership

None of the registrant's officers and/or directors receives any compensation for their respective services rendered to registrant, nor have they received such compensation in the past. Registrant has not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our directors, officers and/or employees.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALMDALE EXECUTIVE HOMES, CORP.

Date: May 18, 2011	By:	/s/ Santiago Medina
Santiago Medina
President/Chief Executive Officer

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